AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1997


                                                      REGISTRATION NO. 333-26237
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                 Amendment No. 2
                                       To

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  -------------
                            MILESTONE SCIENTIFIC INC.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                                 11-309811
(State or Other Jurisdiction                                  (I.R.S. Employer
    of Incorporation or                                        Identification
       Organization)                                                Number)

                             220 South Orange Avenue
                            Livingston Corporate Park
                          Livingston, New Jersey 07039
                                 (201) 535-2717
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)
                          -----------------------------
                                  Leonard Osser
                            Milestone Scientific Inc.
                             220 South Orange Avenue
                            Livingston Corporate Park
                          Livingston, New Jersey 07039
                                 (201) 535-2717
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                  Please send copies of all correspondence to:

                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                          New York, New York 10022-2605
                          Telephone No. (212) 838-8040
                             Fax No. (212) 838-9190

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                              --------------------

      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box |_|.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |x|.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 23, 1997


PROSPECTUS
----------

                                2,274,976 Shares
                            MILESTONE SCIENTIFIC INC.
                          Common Stock, $.001 Par Value
                                ----------------

      This Prospectus relates to the public offering of shares (the "Shares") of Common Stock (the "Common Stock") of Milestone Scientific Inc. (the "Company") which may be offered by certain stockholders and warrant-holders (collectively the "Selling Stockholders"). Certain of the Shares offered are issuable to Selling Stockholders upon exercise of various warrants (collectively referred to as "Warrants") to purchase Shares of the Company. Sales of the Shares may be effected from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. None of the Selling Stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares. The Selling Stockholders may effect such transactions by selling their Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Plan of Distribution."

      None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company; however, the Company will receive the exercise price of any Warrants that are exercised. There is no assurance that any Warrants will be exercised resulting in any proceeds to the Company.

                        ---------------------------------
            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                          See "Risk Factors" at page 5.
                        ---------------------------------


      The Shares are traded over-the-counter and are quoted through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the SmallCap Market System under the symbol "WAND." On July 22, 1997 the last sales price of the Shares on the NASDAQ SmallCap System was $6.875.


                     --------------------------------------

      The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                                 TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is July , 1997.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

                              AVAILABLE INFORMATION

      The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above.

      The Company has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

      The Company intends to furnish to its stockholders annual reports containing audited financial statements. In addition, the Company is required to file periodic reports on Forms 8-K, 10-QSB and 10-KSB with the Commission and make such reports available to its stockholders.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

      (1) Annual Report on Form 10-KSB, as amended (the "Form 10-KSB") for the fiscal year ended December 31, 1996 filed pursuant to the Exchange Act;

      (2) Current Report on Form 8-K, dated March 13, 1997 filed pursuant to the Exchange Act; and

      (3) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 filed pursuant to the Exchange Act.

      Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Milestone Scientific Inc., 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039, (201) 535-2717 Attention: Leonard Osser, President.

                                   THE COMPANY

      The Company was organized in August 1989 under the laws of Delaware. Its principal executive office is located at 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039, telephone number (201) 535-2717.

                           FORWARD-LOOKING STATEMENTS

      Certain statements made in or incorporated by reference to this Registration Statement on Form S-3 are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements made in or incorporated by reference to this Form are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements made in or incorporated by reference to this Form will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements made in or incorporated by reference to this Form, particularly in view of the Company's early stage of operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                 RISK FACTORS

      An investment in the Shares offered hereby involves a high degree of risk. Prospective investors should carefully consider, among other things, the following factors before a decision is made to purchase any Shares.

      All references in this Registration Statement to the Company refer to Milestone Scientific Inc. (formerly U.S. Opportunity Search, Inc.), its wholly owned subsidiaries, Princeton PMC, Inc. ("Princeton PMC") and Sagacity I, Inc., doing business in the United States as the Wisdom Toothbrush Co. ("Wisdom"), and its 69% owned subsidiary, Spintech, Inc. ("Spintech"), unless the context otherwise indicates.

      Limited Operating History; History of Losses; Accumulated Deficit. The Company has operated only since November 1995, when it acquired a 65% interest in Spintech. Since that date, revenues have been limited and were $3,473 for the fiscal year ended December 31, 1995 and $302,388 for the fiscal year ended December 31, 1996. Revenues for the three months ended March 31, 1997 were $760,123 compared to $74,358 for the three months ended March 31, 1996. The Company sustained losses of $619,831 and $1,949,528 for the years ended December 31, 1995 and 1996, respectively, and losses of $333,442 and $696,028 for the three months ended March 31, 1996 and 1997, respectively. The Company had an accumulated deficit of 3,432,380 at March 31, 1997.

      Limited Financial Resources; Need for Additional Financing. The Company's capital requirements have been and will continue to be significant. The Company did not operate profitably in 1996 and there can be no assurance that the Company will be able to generate cash flows in the future which will be sufficient to fund its operations. Assuming no change in the business operations of the Company, it is expected that the $3,505,964 proceeds (after certain offering expenses) from the private placement consummated on March 13, 1997 (the "Private Placement") will be sufficient to meet its working capital requirements until, at least, April 1998. However, no assurance can be given that the Company's current working capital will be adequate for its planned operations or that circumstances will not change and result in the need for additional working capital. If additional financing is needed, the Company will be required to borrow funds or, sell additional equity securities, or may be required to curtail or reduce its activities. The Company has no current arrangements for future additional financing. There can be no assurance that any sources of additional financing will be available to the Company on acceptable terms, or at all. To the extent that any future financing involves the sale of the Company's equity securities, the ownership interest of the Company's then-stockholders could be substantially diluted.

      Highly Competitive Industry; Technological and Product Obsolescence. The Company faces intense competition from many companies in the medical and dental device industry, including well-established academic institutions, possessing substantially greater financial, marketing, personnel, and other resources. Most of the Company's competitors have established reputations, stemming from their success in the development, sale, and service of their competing medical products. Further, rapid technological change and extensive research and development characterize the industry. Current or new competitors could, at any time, introduce new or enhanced products with features that render the Company's products less marketable, or even obsolete. Therefore, the Company must devote substantial efforts and financial resources to enhance its existing products, to bring its developmental products to market, and to develop new products for its related markets. In order to compete successfully, the Company must establish an effective distribution network. Several regulatory authorities must also approve the Company's products before they may be marketed. There can be no assurance that the Company will be able to compete successfully, that its competitors will not develop technologies or products that render the Company's products less marketable or obsolete, or that the Company will be able to successfully enhance its existing products, effectively develop new products, or obtain required regulatory approval therefor.

      Integration of Wisdom. Although the Company acquired Wisdom and its United States distribution system for clinically oriented dental products and Wisdom is an ongoing business with established revenues, there can be no assurance that the Company will successfully integrate it into its current operations and operate it profitably.

      Future Revenue Growth Dependent on Proprietary Products. The Company believes that its future growth in revenues will be dependent on its proprietary products, The Sharps Disposal System ("SDS"), "SplatrFree(TM)" disposable prophy angle and "The Wand(TM)", a computer controlled "painless" injection system. The Company only has had limited sales of the SDS and the "SplatrFree(TM)" prophy angle. The sale and use of the SDS unit and its precursor the TAPS unit and the disposal of medical waste after processing by these units is subject to varying degrees of federal, state, local and foreign regulation. Although the Company has made sales of these units in the past, and believes that it will be able to sell the SDS unit in the future, because of these regulations, no assurance can be given that the SDS unit will be available for sale in a particular jurisdiction or may be used by a purchaser, and no assurance can be given that the Company will generate any significant revenues from this product in the future. Further, there can be no assurance that the Company will be able to successfully market these product lines, that demand exists at levels or prices at which the Company can operate profitably, or that the products will meet user expectations. The Company is still developing the commercial version of "The Wand(TM)" and intends to launch this product at the Fall 1997 American Dental Association Trade Show. No assurance can be given that "The Wand(TM)" will be successfully marketed by the Company or accepted by the market place.

      Uncertainty of Market Acceptance. Achieving market acceptance for the Company's proprietary products will require substantial marketing efforts and expense. As with any new technology, there is substantial risk that the marketplace will not accept the potential benefits of such technology or be willing to pay for any cost differential with the existing technologies. Market acceptance of these current and proposed products will depend, in large part, upon the ability of the Company to educate potential customers, including third-party distributors, of the distinctive characteristics and benefits of its products. There can be no assurance that current or proposed products will be accepted by the end users or that any of the current or proposed products will be able to compete effectively against current and alternative products.

      Limited Distribution; Establishing Distribution Channels. The Company has only a limited number of independent domestic sales representatives and did not have a direct sales force until its acquisition of Wisdom in December 1996. Its sales force remains limited. In December 1996, the Company began distribution of the SDS and in February 1997 began distribution of its prophy angles through its Wisdom subsidiary. In addition, while the Company has an exclusive distribution agreement for the marketing of the SDS in Taiwan, it does not expect any material sales pursuant thereto until that system is approved for sale in Taiwan. The Company's future success is dependent upon its ability to establish an effective sales organization for its proprietary products or to enter into distribution arrangements with other entities selling to its target markets. No assurances can be given that the Company will be able to hire and retain its own sales force or enter into appropriate distribution arrangements.

      Patent and Intellectual Property Protection. The Company holds U.S. patents applicable to the SDS and "The Wand(TM)" and has made application for a U.S. patent on the "SplatrFree(TM)" prophy angle. The Company relies on a combination of patent, trade secret, and trademark laws and employee and third-party nondisclosure agreements to protect its intellectual property rights. Despite the precautions taken by the Company to protect its products, unauthorized parties may attempt to reverse engineer, copy, or obtain and use its products and other information the Company regards as proprietary. Litigation may be necessary to protect the Company's intellectual property rights and could result in substantial cost to, and diversion of effort by, the Company with no guarantee of success. The failure of the Company to protect its proprietary information, and the expense of doing so, could have a material adverse effect on the Company's operating results and financial condition. Although the Company has received no claims of infringement, it is possible that infringement of existing or future patents or proprietary rights of others may occur. In the event that the Company's products infringe patent or proprietary rights of others, the Company may be required to modify its processes or to obtain a license. There can be no assurance that the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all. The failure to do so would have a material adverse effect on the Company.

      Dependence on Manufacturers; Quality Control Problems. The SDS units and "SplatrFree(TM)" prophy angles are manufactured by separate domestic contract manufacturers, Arbutus Electronics, Inc. ("Arbutus") and Team Technologies, Inc. ("TTI"), respectively. The Company has no on-going agreement for the manufacture of the SDS units, although it expects Arbutus to continue to manufacture such units. In July 1995, the Company entered into an agreement with TTI for the production of "SplatrFree(TM)" prophy angles, pursuant to which commercial quantities were to be delivered commencing in late September. Quality control problems experienced at TTI delayed delivery of commercial quantities of product until February 1997 when the Company began to receive prophy angles for distribution. Termination of the manufacturing relationship with Arbutus or TTI could significantly and adversely affect the Company's ability to produce and sell its SDS units and prophy angle, respectively. Though alternate sources of supply exist and new manufacturing relationships could be established by the Company for the SDS and prophy angle, the Company would need to recover its existing tools and dies or have new tools and dies produced. Establishment of new manufacturing relationships could involve significant expense and delay. Any curtailment or interruptions of the supply of SDS units from Arbutus, or prophy angles from TTI, whether or not as a result or termination of the relationship, would adversely affect the Company. Additionally, the Company has not established manufacturing relationships for "The Wand(TM)".

      Product Liability. The Company is engaged in a business which could expose it to possible claims for personal injury from the use of its dental and medical products. The Company maintains liability insurance in the aggregate amount of $2,000,000 with a per-occurrence limit of $1,000,000 which the Company believes to be adequate. Although no claims have been made against the Company or any of the customers using its products, there can be no assurance that such claims will not arise in the future or that the insurance coverage will be sufficient to pay such claims. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company.

      Reliance Upon Management. The Company is dependent upon the personal efforts and abilities of Leonard Osser, its President, Chief Executive Officer and Chief Financial Officer and Gregory Volok, Executive Vice President and Chief Operating Officer. Messrs. Osser and Volok have entered into employment agreements with the Company, as amended, expiring in March 2000 and October 2001, respectively, and each providing for non-competition periods at the expiration of the terms. The Company has obtained key man life insurance in the amounts of $3,000,000 and $1,000,000 on the lives of Messrs. Osser and Volok, respectively. While the Company expects that such policies will issue in due course, no assurances can be given that such policies will be obtained.


      Litigation; Change in Officers. On April 10, 1997, the Board of Directors of Spintech terminated the employment of Dr. Ronald Spinello as its Chairman and Director of Research. The action by the Board follows the bringing by Milestone and Spintech of legal action against Dr. Spinello in which the plaintiffs seek, among other things, a declaratory judgment that Dr. Spinello has no personal rights to certain technology developed while he was employed as Director of Research of Spintech relating to the design and production of ancillary components of "The Wand(TM)" and a declaratory judgment that plaintiffs have not breached Dr. Spinello's employment agreement. Milestone, as principal stockholder of Spintech, also removed Dr. Spinello and Glenn Spinello as directors of Spintech. On May 21, 1997, Dr. Spinello filed an Answer and Counterclaim to the above legal action denying the material allegations of the complaint and making certain counterclaims, including recovery for breach of Dr. Spinello's employment agreement. On May 28, 1997, Milestone and Spintech filed a reply to the counterclaim denying any liability. Milestone has been advised by its patent counsel that all technology developed by Dr. Spinello while employed by Spintech is owned by Spintech. Further, the Company believes that ownership of the technology relating to these ancillary components which are the subject of this litigation is not required for the manufacture and sale of its anesthetic delivery system at economically viable prices. See "RECENT DEVELOPMENTS- Change in Officers" and Item 3 of the Form 10-KSB.


      No Dividends. The Company has never paid a cash dividend on its Common Stock. Payment of dividends on the Common Stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Company does not currently intend to declare any dividends on its Common Stock in the foreseeable future.

      Control by Certain Persons. The members of the Board of Directors own 46.6% of the currently outstanding Common Stock. Accordingly, by reason of their stockholdings, and their control of the means for soliciting stockholder votes, the directors will be able to exercise control of the Company and, in all likelihood, will be able to continue to elect all directors.

      Limitation of Director Liability. The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law. Thus, under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company.

      Government Regulation and FDA Clearance. The manufacture and sale of the Company's "SplatrFree(TM)" prophy angles and "The Wand(TM)", are subject to extensive regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act ("FDC Act"), and by other federal, state and foreign authorities. Under the FDC Act, these medical devices must receive FDA clearance before they can be commercially marketed in the United States. Some products must undergo rigorous pre-clinical and clinical testing and an extensive FDA approval process before they can be marketed. These processes can take a number of years and require the expenditure of substantial resources. The time required for completing such testing and obtaining such approvals is uncertain, and FDA clearance may never be obtained. Delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted application. Similar delays may also be encountered in other countries. While the "SplatrFree(TM)" prophy angle and "The Wand(TM)" have received FDA marketing clearance there can be no assurance that all of the Company's products under development will obtain the required regulatory clearance on a timely basis, or at all. If regulatory clearance of a product is granted, such clearance may entail limitations on the indicated uses for which the product may be marketed. In addition, modifications may be made to the Company's products to incorporate and enhance their functionality and performance based upon new data and design review. There can be no assurance that the FDA will not request additional information relating to product improvements, that any such improvements would not require further regulatory review thereby delaying the testing, approval and commercialization of the Company's development products or that ultimately any such improvements will receive FDA clearance. FDA regulations also require manufacturers of medical devices to adhere to certain "Good Manufacturing Practices" ("GMP"), which include testing, design, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and will be monitored through periodic inspections by the FDA. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, delays or suspensions of regulatory clearances, seizures or recalls of products, operating restrictions and criminal prosecution and could have a material adverse effect on the Company. See "Business - Government Regulation."

      Limitation of Tax Loss Carryforward Benefits. As of November 13, 1995, when the Company acquired a controlling interest in Spintech, the amount of net operating loss of Spintech available to be carried forward to offset future taxable income for United States tax purposes ("NOLs") was approximately $1,890,000. These NOLs expire on various dates through December 31, 2009. The Company believes that its acquisition of a controlling interest in Spintech resulted in an "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). As a consequence, the Company believes that Spintech's NOLs to offset United States taxable income are, in addition to the carryforward limitations described above, subject to an annual limitation equal to the fair market value of Spintech immediately before the ownership change, multiplied by the "long-term tax-exempt rate" as defined in
Section 382 of the Code, or approximately $235,750 per year. The limitation on the utilization of the NOLs could increase the federal income taxes payable by the Company if Spintech operates profitably, as to which no assurance can be given.

      Restricted Securities; Possible Volatility of Market Price; Limited Public Market Trading. The Common Stock is currently traded on The Nasdaq SmallCap Market. From time to time the market prices of dental and medical product companies have been affected by various factors, including adverse publicity. There can be no assurance that the market price of the Common Stock will not be volatile as a result of factors such as the Company's financial results, possible adverse publicity resulting from any infractions of governmental regulations and various other factors affecting dental and medical product companies or the market generally. In recent years the stock market has experienced wide price fluctuations not necessarily related to the operating performance of such companies. Although the Common Stock has been listed on The Nasdaq SmallCap Market since November 1995, there can be no assurance that a regular trading market will be sustained. Further, in order to continue to trade on The Nasdaq SmallCap Market, the Company must meet The Nasdaq SmallCap Market's standards for continued listing. If, at any time, the Company's Common Stock were delisted from The Nasdaq SmallCap Market, the Company's securities would become subject to the "penny stock rules" applicable to non-Nasdaq companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the Company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stocks" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.

      Effect of Outstanding Warrants and Options. The Company currently has outstanding the following options and warrants: (i) Warrants to purchase an aggregate of 150,000 Shares at $6.00 per share issued to the underwriter in the Company's November 1995 public offering and two bridge lenders (the "1995 Warrants"); (ii) Warrants to purchase 250,000 Shares granted to GKN Securities Corp. ("GKN") for services rendered to the Company (the "1996 Warrants"); (iii) Warrants to purchase 852,262 Shares issued to investors in the Private Placement (the "Private Placement Warrants"); (iv) an option (the "Purchase Option") to purchase 85,226 units (each unit containing one Share and one Warrant to purchase one Share (the "Units")) granted to GKN, as placement agent (the "Placement Agent") in the Private Placement (defined below) and its designees; and (v) incentive and non-qualified stock options issued to officers, directors and consultants to purchase 355,000 shares of Common Stock at prices ranging from $5.125 to $6.50 per share until March 2002. All of the foregoing securities represent the right to acquire Common Stock of the Company during various periods of time and at various prices. Holders of all the foregoing securities are given the opportunity to profit from a rise in the market price of the Common Stock and are likely to exercise their securities at a time when the Company would be able to obtain additional equity capital on more favorable terms. Thus, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by such outstanding securities. The Company has not granted any registration rights with respect to any shares of Common Stock or other securities that are "restricted securities" or that underlie outstanding warrants or options, other than the registration rights granted to investors in the Private Placement, to the Placement Agent, to the holders of the 1996 Warrants and to the holders of the 1995 Warrants.

                                 USE OF PROCEEDS

      All 2,274,976 Shares offered hereby are being registered for the account of the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares.

                               RECENT DEVELOPMENTS

Private Offering.

      On March 13, 1997, the Company completed a private equity offering (the "Private Placement") to 76 accredited investors of 852,262 Units pursuant to an Agency Agreement (the "Agency Agreement") with the Placement Agent. The per-Unit offering price was $4.72, and each Unit consisted of one Share and one Warrant to purchase one Share at an exercise price of $4.72 per Share until March 13, 2000. The Company received net proceeds of $3,505,964.


      Each subscriber in the Private Placement had agreed not to sell any Shares acquired in the Private Placement or upon exercise of the Private Placement Warrants for a period ending on March 13, 1998 without the prior written consent of the Placement Agent, which could be withheld for any reason in its sole discretion. The Placement Agent, prior to the effective date of the Registration Statement of which this Prospectus forms a part, released all of the subscribers from this restriction on the sale of their Shares.


      The Company is unable to estimate the number of Warrants included herein that may be exercised. The Company believes that the exercise of the Warrants will be dependent primarily on the market price of a share of Common Stock at the time of exercise and its relation to their exercise price. However, if all the Warrants to purchase Shares included herein are exercised the Company will issue: 852,262 Shares upon exercise of the Private Placement Warrants, 85,226 Shares upon exercise of the Purchase Option for the purchase of 85,226 Units, 85,226 Shares upon exercise of Warrants underlying the Purchase Option, 250,000 Shares upon exercise of the 1996 Warrants and 150,000 Shares upon exercise of the 1995 Warrants and receive aggregate gross proceeds of $7,352,210. See "Selling Stockholders."

Registration Rights.

      Under the terms of the Agency Agreement and the subscription agreement with each investor in the Private Placement, the Company has agreed to register the re-offer and re-sale of the Shares included in the Units and the Shares underlying the Warrants included in the Units, and certain other securities of the Company described below, by filing the Registration Statement of which this Prospectus is a part under the Securities Act with the Commission and the securities laws of states reasonably selected by the Placement Agent. The Company will bear all the expenses and pay all the fees incurred in connection with the preparation, filing and modification or amendment of the Registration Statement

Agency Agreement.

      The Company paid the Placement Agent a commission of $402,250 (10% of the offering price of the Units) and a non-accountable expense allowance of $120,675 (3% of the offering proceeds). The Company has issued to the Placement Agent and its designees for $100.00 a five-year Purchase Option to purchase 85,226 Units. The Purchase Option is exercisable at any time in whole or in part until March 13, 2002, at a price per Unit of $4.72. The Units underlying the Purchase Option contain identical terms, conditions and rights as those Units sold in the Private Placement. All Shares underlying the Purchase Option are being included in the Registration Statement.

      The Placement Agent has been granted a right of first refusal to underwrite any public or private sale of debt or equity securities of the Company or any subsidiary or successor of the Company until March 13, 1999. In addition, pursuant to the Agency Agreement, all of the officers and directors of the Company, and affiliates of such persons ("Insiders") have agreed that until March 13, 1999, the Placement Agent has the right, in certain circumstances, to purchase for its account or sell for the account of the Insiders, any securities sold by such persons. The Agency Agreement provides that for a period of three years from March 13, 1997, the Company will recommend and use its best efforts to elect a designee of the Placement Agent as a member of its Board of Directors. The Placement Agent has not exercised its right to designate such a person. Such designee will receive no more or less compensation than is paid to other non-management directors of the Company and such designee or representative will be entitled to receive reimbursement for all reasonable costs incurred in attending such meeting.

      The Company has engaged the Placement Agent, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Private Placement Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed to pay the Placement Agent for bona fide services rendered, a commission equal to 5% of the exercise price for each Private Placement Warrant and each Warrant underlying the Purchase Option exercised if the exercise was solicited by the Placement Agent. In addition to soliciting, either orally or in writing, the exercise of the Private Placement Warrants, such services may also include disseminating information, either orally or in writing, to Private Placement Warrant holders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of the Private Placement Warrants. No compensation will be paid to the Placement Agent in connection with the exercise of the Private Placement Warrants if the market price of the underlying Shares is lower than the exercise price, the Private Placement Warrants are held in a discretionary account, the Private Placement Warrants are exercised in an unsolicited transaction, the Private Placement Warrant holder has not confirmed in writing that the Placement Agent solicited such exercise or the arrangement to pay the commission is not disclosed to Private Placement Warrant holders at the time of exercise. In addition, unless granted an exemption by the Commission from Regulation M, while it is soliciting exercise of the Private Placement Warrants, the Placement Agent will be prohibited from engaging in any market activities or solicited brokerage activities with regard to the Company's securities unless the Placement Agent has waived its rights to receive a fee for the exercise of the Private Placement Warrants.

Change in Officers

      On April 10, 1997, the Board of Directors of Spintech, Inc. ("Spintech"), a subsidiary of Milestone Scientific Inc., terminated the employment of Dr. Ronald Spinello as its Chairman and Director of Research. The action by the Board follows the bringing by Milestone and Spintech of a declaratory judgment action against Dr. Spinello filed in U.S. District Court for New Jersey. Milestone, as principal shareholder of Spintech, also terminated Dr. Spinello and Glenn Spinello as directors of Spintech. See Item 3. of the Form 10-KSB.

      On May 21, 1997, Dr. Spinello filed an Answer and Counterclaim in the legal action brought by Milestone and Spintech, which denies the material allegations of the complaint and seeks recovery for breach of Dr. Spinello's employment agreement, initiates a derivative action against Milestone with respect to various expenditures and actions for which Dr. Spinello, on behalf of Spintech, seeks an amount in excess of $75,000, alleges civil conspiracy against Milestone with respect to certain of those matters and the entry into the employment agreement with Dr. Spinello and seeks indemnification for expenses, including attorneys fees, in the pending action. On May 28, 1997, Milestone and Spintech filed a reply to the counterclaim denying any liability.

Appointment of New Directors.

      On March 20, 1997 the Company expanded the Board of Directors from six to nine members and elected, effective as of April 2, 1997, the following directors for terms expiring at the next Annual Meeting and the election and qualification of their successors:

      Paul Gregory has been a business and insurance consultant at Innovative Programs Associates Inc. and Paul Gregory Associates since January 1995 and January 1986, respectively, where he services, among other entities, foreign and domestic insurance groups, law and accounting firms and international corporations. From January 1992 to January 1993, Mr. Gregory served as an appointed Advisor to the Commissioner of Insurance of the state of Louisiana regarding liquidations, rehabilitations, insurance policy risk transfers and reinsurance. Mr. Gregory is 62 years old.

      Louis I. Margolis has been a General Partner of Pine Street Associates, L.P., a private investment partnership that invests in other private limited partnerships, since January, 1994. In January 1997, Mr. Margolis formed and is the President and sole shareholder of Chapel Hill Capital Corp., a financial services company. From 1991 through 1993 he was a Member of the Management Committee of Nomura Securities International. From 1993 through 1995 he was Chairman of Classic Capital Inc., a registered investment advisor. Mr. Margolis has been a member of the Financial Products Advisory Committee of the Commodity Futures Trading Commission since its formation in 1986, a Trustee of the Futures Industry Institute since 1991 and a Trustee of Saint Barnabas Hospital in Livingston, NJ since 1994. Mr. Margolis is 53 years old.

      Leonard M. Schiller has been a partner in the law firm of Schiller, Klein & McElroy, P.C. since 1977 and has practiced law in the State of Illinois for over 25 years. He is also President of The Dearborn Group, a residential property management and real estate acquisition company. Mr. Schiller is 55 years old. Mr. Schiller is also a member of the Board of Directors of AccuMed International, Inc., a laboratory diagnostic company.

      In accordance with the Company's policy, upon election to the Board of Directors each of Messrs. Gregory, Margolis and Schiller was granted options to purchase 20,000 Shares at a price of $5.125 per share (the fair market value on the date of their election).

                              SELLING STOCKHOLDERS

      The 2,274,976 Shares offered hereby consist of the following (1) 852,262 Shares issued in the Private Placement; (2) 852,262 Shares underlying the Private Placement Warrants; (3) 85,226 Shares issuable by the Company upon the exercise of the Purchase Option, (4) 85,226 Shares underlying the Warrants included in the Purchase Option, (5) 250,000 Shares underlying the 1996 Warrants and (6) 150,000 Shares underlying 1995 Warrants. The following table sets forth certain information as of June 30, 1997 and is adjusted to reflect the issuance of all of the above Shares and the sale of all of the Shares offered hereby. Unless otherwise indicated, the Selling Stockholders each possess sole voting and investment power with respect to the Shares shown and none of the Selling Stockholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                                    Percentage
                                        Number of  Common Stock to  of Common
                                         Shares       be Owned      Stock Owned
                             Shares     that May      After the        After
Selling Stockholders        Owned (1)    Be Sold      Offering      the Offering
--------------------        ---------    -------      --------      ------------
Ackerman, Richard            10,594      10,594           0              *
ALSA, INC.                   21,188      21,188           0              *
Baim, Jerry                  10,594      10,594           0              *
Berger, Daniel &             21,188      21,188           0              *
  Carolyn
  JTWROS
Berland, Joseph              21,188      21,188           0              *
Betoff, Neil (5)                500(2)      500           0              *
Blum, Stanley H.             10,594      10,594           0              *
Buonocore, Richard(5)         2,500(2)    2,500           0              *
Coventry, Brian(5)            1,000(2)    1,000           0              *
Crocker, Thomas J.           10,594      10,594           0              *
Davidson, Jeffrey            10,594      10,594           0              *
de Kanter, Stephen           10,594      10,594           0              *
  A. & Charlotte B.
  JTWROS
Delaware Charter             10,594      10,594           0              *
  Guarantee & Trust
  The FBO David
  Allan Miller IRA
  Rollover
Delaware Charter             10,594      10,594           0              *
  Guarantee & Trust
  Cust. Lewis M.
  Sugarman IRA
  c/o James P. Meade
  & Associates.
Endelson, Kenneth M.         10,594      10,594           0              *
Etra, Steven                 63,560      63,560           0              *
Etra, Jean                   10,594      10,594           0              *
Etra, Richard,               21,188      21,188           0              *
  Steven, Kenneth &
  Bernard
  JTWROS
Falabrino, Michael L.        42,374      42,374           0              *

                                                                    Percentage
                                        Number of  Common Stock to  of Common
                                         Shares       be Owned      Stock Owned
                             Shares     that May      After the        After
Selling Stockholders        Owned (1)    Be Sold      Offering      the Offering
--------------------        ---------    -------      --------      ------------
Farber, David E.             15,890      15,890           0              *
Feldman, Charles             21,188      21,188           0              *
Fine, Derek & Debra           5,298       5,298           0              *
  JTWROS
Fink, David H.               21,188      21,188           0              *
Fisher, Mark B.              21,188      21,188           0              *
Frazier, Russel K. &         10,594      10,594           0              *
  Marjorie D.
  JTWROS
Frazier, Susan               10,594      10,594           0              *
Furst, Henry F.              10,594      10,594           0              *
Giebel, Henry & Wilda        10,594      10,594           0              *
  JTWROS
GKN Securities              167,728(4)  167,728           0              *
  Corp.(3)
Gladstone, Robert (5)        33,522(6)   33,522           0              *
Gladstone, Roger(5)          33,522(6)   33,522           0              *
Goldman, Jay(5)             117,612(7)  117,612           0              *
Goldstein, Nathan(5)         17,046(8)   17,046           0              *
Gottdiener, Ernest           21,188      21,188           0              *
Habberstad Jr.,              10,594      10,594           0              *
  Howard
Haimovitch, Larry            12,712      12,712           0              *
Hazeltine, Nelson             4,238       4,238           0              *
Hudders, Andrew D.            8,476       8,476           0              *
Jacobs, Norman               10,594      10,594           0              *
Jacobs, Robert L.            21,188      21,188           0              *
Jansen, Raymond(5)            7,500(2)    7,500           0              *
Jelin, Sarah Jane            10,594      10,594           0              *
Kaufman, Richard C.          21,188      21,188           0              *
  & Lenart, Elaine J.
  JTWROS
Kobren, Steven               10,594      10,594           0              *
Kremins, Michael F.           4,238       4,238           0              *
Kumbatovic, Thomas J.        16,950      16,950           0              *
Landman, David I.            21,188      21,188           0              *
Lauchlan, Alex               10,594      10,594           0              *
Layton, Alan C. &            10,594      10,594           0              *
  Penny
  JTWROS
Lazarus, Andrew(5)            1,000(2)    1,000           0              *
Lee, Daniel                  42,374      42,374           0              *
Link, Richard &              10,594      10,594           0              *
  Leslie
  JTWROS
Mancino, Thomas E.           10,594      10,594           0              *
Mannix, Kevin                21,188      21,188           0              *

                                                                    Percentage
                                        Number of  Common Stock to  of Common
                                         Shares       be Owned      Stock Owned
                             Shares     that May      After the        After
Selling Stockholders        Owned (1)    Be Sold      Offering      the Offering
--------------------        ---------    -------      --------      ------------
Mark Friedman DDS            81,188(13)  21,188        60,000            1%*
  M/P/P & Trust,
  Mark J. & Denise
  J. Friedman
  Trustees
Maybaum, Scott               10,594      10,594           0              *
McIntyre, Alexandra          10,594      10,594           0              *
Meisles, Allen               31,780      31,780           0              *
Moore, Arden D. &            31,780      31,780           0              *
  Barbara A.
  JTWROS
Morrison, Gerald N.          10,594      10,594           0              *
Nash, Ronald(9)              50,000(10)  50,000           0              *
Novic, Deborah(5)             5,000(2)    5,000           0              *
Nussbaum, David(5)           33,522(6)   33,522           0              *
Patterson Travis,            50,000(10)  50,000           0              *
  Inc.(11)
Pequot Scout Fund, LP       105,934     105,934           0              *
Reid, Thomas H.               4,238       4,238           0              *
Renna, Robert &              42,374      42,374           0              *
  Marie
  JTWROS
Rosen, Andrew                10,594      10,594           0              *
Roth, Ronald H.              21,188      21,188           0              *
Saccomano, Thomas            10,594      10,594           0              *
Schiller, Leonard M.         43,094(12)  10,594        32,5000           *
Schiller, Philip J.          10,594      10,594           0              *
Schiller, Lance M. &         21,188      21,188           0              *
  Schwartz, Edward
  Tenants in Common
Schwarz, Edward               6,356       6,356           0              *
Shockley, Edward J.          10,594      10,594           0              *
Siegel, Carl E.              10,594      10,594           0              *
Slotnick, Robert             10,594      10,594           0              *
Slucker, Rudy                63,560      63,560           0              *
Some, Steven E. &            10,594      10,594           0              *
  Richard M.
  JTWROS
Spellman, Eric H.            42,374      42,374           0              *
Steiner, Alan B.              5,294       5,294           0              *
Stone, Joel A.               42,374      42,374           0              *
Supera, Michael              21,188      21,188           0              *
Thalheim, David              21,188      21,188           0              *
The Richard J.               21,188      21,188           0              *
  Rosenstock
  Rev. Lvg Trust
  DTD 03/05/96
Trokel, Michael              31,780      31,780           0              *

                                                                    Percentage
                                        Number of  Common Stock to  of Common
                                         Shares       be Owned      Stock Owned
                             Shares     that May      After the        After
Selling Stockholders        Owned (1)    Be Sold      Offering      the Offering
--------------------        ---------    -------      --------      ------------
Tullman, Philip &            10,594      10,594           0              *
  Nancy
  JTWROS
Weiss, Ronald (9)            50,000(10)  50,000           0              *
Woodland Partners            42,374      42,374           0              *
Zelin, Leonard B.            84,746      84,746           0              *
The Aries Domestic           74,154      74,154           0              *
  Fund, L.P.
The Aries Trust             137,712     137,712           0              *
----------

*     Less than 1%
(1) Unless otherwise indicated by footnote, half of the Shares owned by each Selling Stockholder are issuable upon exercise of Private Placement Warrants at $4.72 per share.
(2) Consists of Shares issuable upon exercise of the 1996 Warrants (exercisable at $6.50 per Warrant).
(3) Does not include any Shares held in the trading account of the Placement Agent or by its executive officers.
(4) Consists of (i) 85,228 Shares issuable upon exercise of (A) 42,614 Purchase Options for the purchase of Units consisting of one Share and one Warrant (exercisable at $4.72 per-Unit) and (B) 42,614 Warrants (exercisable at $4.72 per-Warrant) contained in the Units and (ii) 82,500 Shares issuable upon exercise of 82,500 1996 Warrants (exercisable at $6.50 per-Warrant).
(5)   Affiliate or associate of GKN. Excludes Shares held by GKN.
(6) Consists of (i) 8,522 Shares issuable upon exercise of (A) 4,261 Purchase Options for the purchase of Units (exercisable at $4.72 per-Unit) consisting of one Share and one Warrant and (B) 4,261 Warrants (exercisable at $4.72 per-Warrant) contained in the Units and (ii) 25,000 Shares issuable upon exercise of 25,000 1996 Warrants (exercisable at $6.50 per-Warrant).
(7) Consists of (i) 42,612 Shares issuable upon exercise of (A) 21,306 Purchase Options for the purchase of Units (exercisable at $4.72 per-Unit) consisting of one Share and one Warrant and (B) 21,306 Warrants (exercisable at $4.72 per-Warrant) contained in the Units and (ii) 75,000 Shares issuable upon exercise of 75,000 1996 Warrants (exercisable at $6.50 per-Warrant).
(8) Consists of (i) 17,046 Shares issuable upon exercise of (A) 8,523 Purchase Options for the purchase of Units (exercisable at $4.72 per-Unit) consisting of one Share and one Warrant and (B) 8,523 Warrants (exercisable at $4.72 per-Warrant) contained in the Units.
(9) Loaned $100,000 to the Company, which was repaid from the proceeds of the November 1995 public offering. The 1995 Warrants were received as additional consideration for this loan.
(10) Consists of Shares subject to the 1995 Warrants to purchase Shares at $6.00 per share.
(11) Patterson Travis, Inc. was the underwriter in the Company's November 1995 public offering.
(12) Includes 22,500 shares of Common Stock issuable upon currently exercisable options to purchase shares of Common Stock at $5.125 per share and 5,297 Shares issuable upon exercise of Private Placement Warrants at $4.72 per share.
(13) Includes 10,594 Shares issuable upon exercise of Private Placement Warrants at $4.72 per share.

                              PLAN OF DISTRIBUTION

      Sales of the Shares may be effected from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the Selling Stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares. The Selling Stockholders may effect transactions by selling their Shares directly to purchasers or to or through broker-dealers (including GKN), which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

      The Company has agreed to keep the Registration Statement, of which this Prospectus is a part, effective until all the Shares are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

      In order to comply with the applicable securities laws of certain states, if any, the Shares will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the Common Stock to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in the Shares, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the Selling Stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the Shares.


      GKN is one of 11 current market makers for the Common Stock. There have been as many as 19 market makers for the Common Stock in 1997. During the offering period for the Private Placement, GKN complied with Regulation M by ceasing its market making activities and expects to withdraw as a market maker from time to time in the future if required by Regulation M.


      The Company will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or "blue sky" laws, incident to the registration of the Shares other than selling commissions. The expenses payable by the Company are estimated to be $34,000.

             CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

Limitation of Director Liability; Indemnification

      The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit or (v) for breaches of a director's responsibilities under the Federal securities laws.

      The Company' Certificate of Incorporation also provides that each director or officer of the Corporation serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, against all expense liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Section 203 of Delaware General Corporation Law

      The Company is governed by the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover law enacted in 1988. In general, the law prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interest stockholder, unless it is approved in a prescribed manner. As a result of Section 203, potential acquirors of the Company may be discouraged from attempting to effect acquisition transactions with the Company thereby possibly depriving holders of the Company's Securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022. Members of the firm own in the aggregate 105,000 shares of Common Stock of the Company and options to purchase 70,000 shares of Common Stock of the Company, 45,000 of which are currently exercisable.

                                   EXPERTS

      The financial statements of the Company for the year ended December 31, 1996 incorporated in this Prospectus by reference to the Form 10-KSB have been so incorporated in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of such firms as experts in accounting and auditing.

      No dealer, salesperson or any
other person has been authorized to
give any information or to make any
representation not contained in this
Prospectus with respect to the offering
made hereby. This Prospectus does not                    2,274,976
constitute an offer to sell or a                  Shares of Common Stock
solicitation of an offer to buy any of
the securities offered hereby to any
person or by anyone in any jurisdiction
in which such offer or solicitation may
not lawfully be made. Neither the
delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the business of the Company since the date hereof.

          -----------------

          TABLE OF CONTENTS

                                   Page

Available Information............... 3
Reports to Security Holders......... 3
Incorporation of Certain Documents
  by Reference...................... 3           Milestone Scientific Inc.
The Company......................... 4
Forward-Looking Statements.......... 4
Risk Factors........................ 5            ----------------------
Use of Proceeds.....................10
Recent Developments.................10
Selling Stockholders................14                  PROSPECTUS
Plan of Distribution................18
Certain Provisions of the Certificate             ----------------------
  of Incorporation and By-Laws......19
Legal Matters.......................19                July ___, 1997
Experts.............................20

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      Expenses in connection with the issuance and distribution of the securities being registered hereunder other than underwriting commissions and expenses, are estimated below. The Selling Stockholders will not pay any of these expenses.

SEC Registration Fee........................................$       3,403.85
NASD Fee....................................................$       1,623.26
Printing expenses...........................................$         300.00*
Accounting fees and expenses................................$       3,000.00*
Legal fees and expenses.....................................$      25,000.00*
Miscellaneous expenses......................................$         672.89*
                                                            ----------------

      Total.................................................$      34,000.00*
                                                            ================

* estimated

Item 15. Indemnification of Directors and Officers

      Sections 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

      The Company's certificate of incorporation provides as follows:

      "NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      TENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law."

Item 16. Exhibits

Exhibit No.             Description
-----------             -----------

4.1                     Specimen Stock Certificate *

4.2                     Form of Subscription Agreement.**

5.1 Opinion of Morse, Zelnick, Rose & Lander, LLP as to legality of the securities being registered.**

23.1                    Consent of Grant Thornton LLP***

23.2 Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)

25.1                    Power of Attorney**

99.1                    Form of Warrant Agreement dated as of March 13, 1997.**

99.2                    Agency Agreement dated February 4, 1997.**

99.3 Form of Purchase Option granted to the Placement Agent and Designees dated as of March 13, 1997.**

----------

* Incorporated by reference to the Company's registration statement on Form SB-2 No. 33-92324.
**    Filed previously.
***   Filed herewith.

Item 17. Undertakings

      A.    The undersigned Registrant hereby undertakes to:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit of proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on the 23rd day of July 1997.


                                    MILESTONE SCIENTIFIC INC.


                                          /s/ Leonard Osser
                                          -------------------------------------
                                    By:   /s/ Leonard Osser
                                          President and Chief Executive Officer


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard Osser, Stephen A. Zelnick, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 23, 1997.


Signatures               Title
----------               -----

/s/ Leonard Osser        President, Chief
-----------------        Executive,
Leonard Osser            Chief Financial Officer
                         and Director


----------*----------    Director
Gregory Volok


----------*----------    Director
Michael J. McGeehan


---------------------    Director
Giovanni Montoncello


---------------------    Director
David Sultanik


----------*----------    Director
Stephen A. Zelnick


----------*----------    Director
Paul Gregory


----------*----------    Director
Louis I. Margolis


----------*----------    Director
Leonard M. Schiller


*By: /s/ Leonard Osser
     -------------------
     Leonard Osser
     Attorney-in-fact